Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, November 18, 2013 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $5,120,821.29 or $0.109868 per Unit, based principally upon production during the month of September 2013. The distribution is payable December 13, 2013, to Unit holders of record as of November 29, 2013.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 1,345,023 Mcf (1,300,953 MMBtu). The November distribution reflects a volume adjustment to correct production volumes that were overstated for the period April 2013 to October 2013 due to a workpaper formulation error by Burlington Resources Oil & Gas Company LP. The volumes for the months of April through October 2013 were overstated by a total of 1,314,555 Mcf (1,608,598 MMBtu).

Dividing revenues by the reduced production volume yielded an average gas price for September 2013 of $7.62 per Mcf ($7.88 per MMBtu) as compared to $3.46 per Mcf ($3.15 per MMBtu) for August 2013. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $ -150,882. Lease operating expenses were $2,815,865 and taxes were $1,081,225.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com